UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  August 5, 2002

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard Metairie, Louisiana 70005 (Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.  Other Events

On August 5, 2002 the Company issued the following press release.

CONTACT: William E. Rowe	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
504/837-5880

STEWART ENTERPRISES ANNOUNCES THE COMPLETION OF
THE SALE OF ITS CANADIAN OPERATIONS AND ADJUSTMENT
TO THE FAIR VALUE OF OPERATIONS IN ARGENTINA

METAIRIE, LA, August 5, 2002 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that it has completed the sale of its operations in Canada with total proceeds of approximately $59 million, including future income tax benefits. The revenues and EBITDA of the Company's operations in Canada for the 12 months ended April 30, 2002 were $23.6 million and $8.3 million, respectively. All proceeds will be used to reduce the Company's debt balance.

William E. Rowe, President and Chief Executive Officer, stated, "We want to thank all of our employees in Canada for their hard work and dedication. We are confident that the purchaser, Celebris Memorial Services, Inc., a Canadian company, will continue to provide a high level of service to families through these premier funeral and cemetery businesses in Montreal and Québec. With the exception of Argentina, we have sold or entered into agreements to sell all of our foreign operations, and expect that our total proceeds from the sale of our foreign operations, including tax benefits, will be between $240 million to $245 million, at the top end of the previously reported range."

Mr. Rowe added, "Principally as a result of the significant devaluation of the Argentine peso and the depressed economic conditions in Argentina, we expect to incur a pre-tax noncash charge to earnings of $16 million to $21 million ($10 million to $14 million, or $.10 to $.13 per share, after tax) in the quarter ending July 31, 2002. Were it not for the events in Argentina, we believe we would not have had to record the aforementioned charge to earnings."

After reducing the Company's debt balance with the proceeds received at the closing of the Canadian sale, the Company will have reduced its debt balance by nearly 40 percent since the beginning of fiscal year 2001 to $583 million. The Company's goal is to achieve a debt balance of about $500 million, or approximately 2.5 times domestic EBITDA. With the proceeds that the Company expects to receive for agreements already signed, combined with free cash flow, the Company expects to reach this goal during fiscal year 2003.

Mr. Rowe concluded, "We are pleased to have the Canadian business sold and to be near the end of our divestiture activities.  With our debt objective in sight, we look forward to returning to growth in 2003 and beyond using internally generated free cash flow."

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 310 funeral homes and 150 cemeteries domestically.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.

August 5,2002	/s/ Michael G. Hymel Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller